Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

with Steven H. Owings

THIS AMENDMENT (the “Amendment”), effective as of March 31, 2006, by and between ScanSource, Inc., a South Carolina corporation (the “Company”), and Steven H. Owings (“Executive”), amends that certain Employment Agreement, originally dated as of October 18, 2002 and amended and restated effective as of May 11, 2005, by and between the Company and Executive (the “Employment Agreement”).

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Section 7(a)(ii) of the Employment Agreement is hereby deleted in its entirety, and the subsequent subsections are renumbered accordingly.

2. Section 7(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following;

“(b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.”

3. The first sentence of Section 7(c) of the Employment Agreement is hereby amended by deleting the words, “provision of Post-Termination Medical Benefits, ”.

4. The first sentence of Section 7(d) of the Employment Agreement is hereby amended by deleting the words, “continuation of Post-Termination Medical Benefits, ”.

5. Exhibit A to the Employment Agreement is hereby amended by deleting in their entirety the following provisions:

“Period of Time for Post-Termination Medical Benefits”:

To age 65, or longer as described below for MediGap coverage.

Extended Coverage under Post-Termination Medical Benefits:

MediGap coverage to the extent available, until Executive reaches age 80, consisting of ongoing coverage under one or more insured policies that cover medical expenses for Executive and his dependents in excess of that covered by Medicare.”

6. As amended hereby, the Employment Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SCANSOURCE, INC.

By:	/s/ Jeffery A. Bryson
Name:	Jeffery A. Bryson
Title:	Executive VP of Admin

EXECUTIVE

/s/ Steven H. Owings
Steven H. Owings